Exhibit 3.6

AMENDMENT THREE

TO

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF METROPCS, INC.

a Delaware Corporation

(Amending the Amended and Restated Certificate of Designations, Preferences

and Rights for Series D Convertible Preferred Stock of MetroPCS, Inc.)

(Pursuant to Sections 242, 141(f) and 228 of the

Delaware General Corporation Law (“DGCL”))

The undersigned, Roger D. Linquist, hereby certifies that,

1. He is the duly elected and acting President, Chief Executive Officer and Secretary of MetroPCS, Inc., a Delaware corporation (the “Company”).

2. The original Certificate of Incorporation of the Company was filed in the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on June 24, 1994 under the name of General Wireless, Inc. pursuant to the DGCL. The Sixth Amended and Restated Certificate of Incorporation of the Company (the “Sixth Amended and Restated Certificate of Incorporation”) was originally filed in the Office of the Secretary of State on November 20, 2000 pursuant to the DGCL.

3. The directors and the stockholders of the Company, in accordance with Sections 242, 141(f) and 228 of the DGCL, have duly adopted and approved this Amendment Three to Sixth Amended and Restated Certificate of Incorporation (this “Amendment Three”).

4. Pursuant to this Amendment Three, the Sixth Amended and Restated Certificate of Incorporation is hereby amended as follows:

A. Section 2(a) of the Amended and Restated Certificate of Designations, Preferences and Rights for Series D Convertible Preferred Stock (the “Certificate of Designations”) is hereby amended and restated to read, in its entirety, as follows:

(a) The holders of shares of Series D Preferred Stock in preference to the holders of shares of all classes of Common Stock (the “Common Stock”) of the Company, and all other classes of equity securities of the Company, other than the Series C Preferred Stock, including any warrants, options or rights to acquire any such equity securities (collectively, “Junior Securities”), shall be entitled to receive out of funds legally available for the purpose, cumulative, annual dividends, in an amount per share (rounded to the next highest cent) equal to 6% per annum of the Liquidation Value (as defined in Section 6); provided, however, that such dividends shall become payable only when, as and if declared by the Board of Directors of the Company.

AMENDMENT THREE TO SIXTH AMENDED AND

RESTATED CERTIFICATE OF INCORPORATION – Page 1

IN WITNESS WHEREOF, as of this 16th day of September, 2003, this AMENDMENT THREE TO SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION has been executed by the President, Chief Executive Officer and Secretary of the Company.

METROPCS, INC.

By:	/s/ Roger D. Linquist
Name: Roger D. Linquist
Title: President, Chief Executive Officer and Secretary

AMENDMENT THREE TO SIXTH AMENDED AND

RESTATED CERTIFICATE OF INCORPORATION – Signature Page